Exhibit 99.1

CIBER, Inc.

6363 S. Fiddler’s Green Circle, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contact:	Doug Eisenbrandt
Director/Investor Relations
303-220-0100
deisenbrandt@ciber.com

CIBER REPORTS FIRST QUARTER 2010 RESULTS

Company Delivers Revenue of $262.7 million and GAAP EPS of $0.05 per diluted share

GREENWOOD VILLAGE, Colorado — May 5, 2010 — CIBER, Inc. (NYSE: CBR), a global information technology consulting, services and outsourcing company, reported results for the first quarter of 2010.  For the quarter ended March 31, 2010, the company reported revenue of $262.7 million, compared with $258.5 million in the first quarter of 2009, an increase of 1.6 percent in U.S. dollars.  The company reported first quarter GAAP earnings of $0.05 per diluted share on a base of 69.6 million diluted shares outstanding, as compared to $0.07 per diluted share on a base of 63.2 million diluted shares outstanding for the first quarter of 2009.

“We reported first quarter GAAP earnings results in line with guidance and revenues slightly above our expectations, reflecting improvements that we are beginning to see in the IT spending environment.  Our focus on delivering superior, value-priced services that meet our clients’ critical needs and maintaining our reputation for best-in-class client satisfaction positions us well as clients continue to increase their IT expenditures,” said Peter Cheesbrough, CIBER interim President and CEO.

“Revenue growth in our U.S. ERP, International and Federal divisions contributed to the improvements in the quarter-over-comparable-quarter top-line results.  Our long-term goal is to optimize our operating model through increased collaboration and efficiencies to deliver improved margins across the company.

“We continue to focus on reducing our total debt and have made substantial progress over the last two years.  At the end of the first quarter, total debt was $94.1 million, a decline of 31 percent from the end of the first quarter of 2009.

“Our search for a permanent CEO is progressing under the leadership of a special committee of the Board of Directors and our search firm, Heidrick & Struggles, while the experienced management team at CIBER remains focused on executing the company’s business strategy,” concluded Peter Cheesbrough.

Financial Review

Revenue for the first quarter of 2010 was $262.7 million, an increase of 1.6 percent in U.S. dollars, compared to the first quarter of 2009.  A weaker U.S. dollar between the comparable periods resulted in approximately $8 million of reported revenue attributable to favorable currency exchange rates. On a constant currency basis, revenue decreased 1.4 percent as compared to the first quarter of 2009.  On a sequential basis, first quarter revenue increased 0.2 percent, compared to the fourth quarter of 2009 in U.S. dollars, and increased 2.2 percent in constant currency terms.

Gross margin for the first quarter of 2010 was $65.5 million, or 24.9 percent of revenue, compared to 25.1 percent for the same period in 2009.  CIBER’s U.S. ERP division had significant margin growth mainly attributable to improvements on newer projects, which was offset by decreases in the Federal and International divisions related to investments made in these divisions to support future value creation and growth.

Selling, general and administrative (SG&A) expenses for the first quarter of 2010 were $57.1 million, or 21.7 percent of revenue, compared with $56.5 million, or 21.8 percent of revenue, for the first quarter of 2009.

Operating income for the first quarter was $7.2 million, or 2.7 percent of revenue, compared with $7.0 million, or 2.7 percent of revenue, for the first quarter of 2009.

The company’s effective tax rate for the first quarter was 37.7 percent, compared with 36.0 percent for the first quarter of last year. This increase is largely attributable to Congress having not yet extended the Federal Research and Experimentation credit for 2010.

Net income for the first quarter of 2010 was $3.5 million, compared with $4.3 million for the same period of 2009. The year-over-year decrease in Q1 net income was primarily due to a foreign exchange translation gain in the first quarter of 2009 that was not repeated in the current quarter, higher interest spreads on the company’s new debt facility that was put in place in mid-2009, as well as shared losses in non-controlling interests.

CIBER’s total cash balance at March 31, 2010 was $50.8 million, compared with $67.4 million at December 31, 2009, reflecting seasonal first quarter cash outflows.

Working capital continues to be strong at $137.7 million at March 31, 2010, compared to $136.9 million at December 31, 2009.

Total debt at March 31, 2010 was $94.1 million, a reduction of $4.1 million, as compared to December 31, 2009, and $42.6 million, as compared to the first quarter of 2009.

Days sales outstanding, or DSOs, for services were 63 days at March 31, 2010, compared with 61 days at December 31, 2009 and 70 days at March 31, 2009.  The slight uptick reflects a recurring seasonal increase.

Revenue by Division

Revenue by division for the first quarter of 2010 was as follows:

•                  International:  $91.8 million, compared with $81.8 million for the first quarter of 2009, an increase of 12.2 percent in U.S. dollars and 2.7 percent in local currency, reflecting a positive impact from foreign exchange rates.  Strong revenue growth in Central Europe, particularly in the Netherlands and Germany, drove the top-line performance.  Compared to the fourth quarter of 2009, revenue for the first quarter of 2010 decreased 4.8 percent in U.S. dollars and increased 0.5 percent in local currency as a result of SAP upgrades, new module rollouts and increased investment in ERP systems.

•                  Custom Solutions:  $87.1 million, compared with $99.4 million for the first quarter of 2009, a decrease of 12.4 percent.  The Custom Solutions division was negatively impacted in 2009 by the competitive environment and a strategic business mix shift away from lower margin services to higher margin solutions. Compared to the fourth quarter of 2009, revenue for the first quarter of 2010 increased 2.7 percent. This sequential improvement reinforces the value of CIBER’s global delivery model and is a result of positive commercial activity, in particular in the healthcare, pharmaceutical and retail verticals.

•                  U.S. ERP:  $36.2 million, compared with $29.3 million for the first quarter of 2009, an increase of 23.5 percent. The U.S. ERP division experienced strong growth in the commercial and public sectors as well as an increase in hardware purchases.  Compared to the fourth quarter of 2009, revenue for the first quarter of 2010 increased 13.7 percent resulting from improvements in the retail, apparel and footwear verticals.

•                  Federal:  $30.0 million, compared with $28.8 million for the first quarter of 2009, an increase of 4.3 percent. Compared to the fourth quarter of 2009, revenue for the first quarter of 2010 increased 0.9 percent. A significant contract win that began to contribute in the first quarter positively impacted Federal revenues.

•                  IT Outsourcing (ITO): $17.6 million, compared with $19.1 million for the first quarter of 2009, a decrease of 7.9 percent in U.S. dollars and 8.8 percent in local currency. The decrease was largely a result of a European customer that went into bankruptcy and reduced expenditures by some customers.   Compared to the fourth quarter of 2009, revenue for the first quarter of 2010 decreased 9.5 percent in U.S. dollars and 8.9 percent in local currency.  Project completions contributed to the sequential quarterly revenue decrease in ITO.

Outlook for Second Quarter 2010 and Full Year 2010

CIBER is operating in what appears to be the early cycle of the global economic recovery.  While the company is starting to see encouraging signs of increased customer spending on IT projects in a number of sectors, some sectors are expected to recover more slowly and the overall environment remains competitive.  Accordingly, the company expects revenue for the second quarter of 2010 to be between $258 - $265 million and is reaffirming its previous revenue guidance for 2010 of $1.025 - $1.045 billion.

The company expects second quarter 2010 GAAP EPS to be between $0.04 — $0.06 per share and is lowering its GAAP EPS guidance for 2010 to $0.22 — $0.26 cents per share, largely as a result of higher anticipated SG&A costs associated with the recently announced management changes, including costs related to the search process and the retention of a temporary SVP of finance.  This guidance does not include the impact of severance packages for CIBER’s recently retired president and CEO or chairman as these non-recurring expenses are still being negotiated by a special committee of the Board.  CIBER will disclose these expenses once the negotiations are finalized.

Conference Call and Webcast Details

A webcast to discuss the company’s financial results and outlook will be held at 11:00 a.m. EST on May 5, 2010 and may be heard live by visiting the Investor Relations portion of the company website at www.ciber.com/cbr/.  To participate in the call, dial (877) 941-8610 within the United States, and (480) 629-9819 internationally, using the conference ID number 4284783.  A replay of the conference call will be available for 30 days by dialing (800) 406-7325 within the United States, and (303) 590-3030  internationally, using the ID number 4284783.  The replay will also be available on CIBER’s website.

About CIBER, Inc.

CIBER, Inc. is a global information technology consulting, services and outsourcing company applying practical innovation through services and solutions that deliver tangible results for both commercial and government clients. Services include application development and management, ERP implementation, change management, project management, systems integration, infrastructure management and end-user computing, as well as strategic business and technology consulting. Founded in 1974 and headquartered in Greenwood Village, Colorado, CIBER has more than 8,000 employees. We operate in 18 countries, serving clients from 14 Global Solution Centers and 70 local offices in North America, Europe and Asia/Pacific. Annual revenue in 2009 exceeded $1.0 billion. CIBER trades on the New York Stock exchange (NYSE: CBR), and is included in the Russell 2000 Index and the S&P Small Cap 600 Index. For more information, visit www.ciber.com.

Non-GAAP Financial Information

The Company reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP financial measures used in managing the Company’s business may provide users of this information with additional meaningful comparisons between current results and prior reported results. Certain of the information set forth herein and certain of the information presented by the Company from time to time may constitute non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission. We have presented herein a reconciliation of these measures to the most directly comparable GAAP financial measure. The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable amounts determined in accordance with generally accepted accounting principles in the United States. Organic revenue growth is a useful measure of the Company’s performance because it excludes items that: 1) are not completely under management’s control, such as the impact of foreign currency exchange; or 2) do not reflect the underlying growth of the Company, such as acquisition and divestiture activity. It is also a component of the Company’s compensation programs. The limitation of this measure is that it excludes items that have an impact on the Company’s revenue. This limitation is best addressed by using organic revenue growth in combination with the GAAP numbers.

The non-GAAP financial measures set forth herein are discussed below. EBITA is measured as GAAP net income attributable to CIBER, plus net income (loss) - noncontrolling interests, plus income tax expense, amortization of intangible assets, and interest and other income (expense), net, all as reported in our consolidated statements of operations.  EBITDA is EBITA plus depreciation and share-based compensation.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements in this news release, as well as statements preceded by, followed by, or that include the words “may,” “believe,” “plan,” “expect,” “anticipate,” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”).  These statements reflect a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by our forward-looking statements. All statements that address future operating, financial or business performance; strategies or expectations; future synergies, efficiencies or overhead savings; anticipated costs or charges; future capitalization; future domestic or international business development; and anticipated financial impacts of recent or pending transactions are forward-looking statements within the meaning of the Reform Act.

The risks that could cause actual operating revenues and results and profitability to differ materially from projections and estimates include, without limitation, risks that: (1) economic and political conditions, including regulatory or legislative action, adversely effect us or our clients; (2) we cannot expand and develop our services and solutions in response to changes in technology and client demand; (3) we cannot compete effectively in the highly competitive consulting, systems integration and technology and outsourcing markets; (4) we are exposed to additional risk related to our work in government contracting and outsourcing environments; (5) our clients may terminate their contracts with us; (6) the type and level of technology spending by our clients may change; (7) we cannot maintain favorable pricing and utilization rates; (8) legal liability may result from solutions or services we provide; (9) we may not be able to anticipate the cost and complexity of performing our work or we cannot control our costs; (10) our global operations are subject to complex risks,  some of which might be beyond our control; (11) we cannot balance our resources with client demand or hire sufficient employees with the required skills and background; (12) we may incur liability from our subcontractors’ or other third parties’ failure to deliver their project contributions on time or at all; (13) we cannot manage the organizational challenges associated with our size; (14) consolidation in the industries we serve could adversely affect our business; (15) our ability to attract and retain business depends on our reputation in the marketplace; (16) our share price may fluctuate due to numerous factors, including variability in revenues, operating results and profitability; and/or (17) other factors discussed from time to time in the Company’s news releases and public statements as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in our most recent annual and quarterly reports on Forms 10-K and 10-Q and other documents filed with or furnished to the Securities and Exchange Commission.  Most of these factors are beyond our ability to predict or control.  Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.  Statements in this news release speak only as of the date they were made, and CIBER undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in CIBER’s expectations.  Readers are cautioned not to put undue reliance on forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2010.

CIBER, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	March 31,
In thousands, except per share data	2009	2010
Consulting services	$247,962	$251,647
Other revenue	10,513	11,043
Total revenue	258,475	262,690

Cost of consulting services	187,273	190,515
Cost of other revenue	6,320	6,636
Selling, general and administrative expenses	56,458	57,128
Amortization of intangible assets	1,408	1,254
Operating income	7,016	7,157
Other expense, net	303	1,857
Income before income taxes	6,713	5,300
Income tax expense	2,416	2,000
Consolidated net income	4,297	3,300
Less: Net income (loss) - noncontrolling interests	32	(225)
Net income attributable to CIBER, Inc.	$4,265	$3,525

Earnings per share — diluted	$0.07	$0.05

Weighted average shares — diluted	63,178	69,633

For the three months ended March 31, 2009 and 2010, respectively, earnings per share — basic were $0.07 and $0.05 and weighted average shares — basic were 63,151 and 69,353.

CIBER, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

In thousands	December 31, 2009	March 31, 2010

Assets
Current assets:
Cash and cash equivalents	$67,424	$50,827
Accounts receivable, net	213,100	216,300
Prepaid expenses and other current assets	22,727	26,746
Deferred income taxes	6,627	8,003
Total current assets	309,878	301,876

Property and equipment, net	24,830	24,468
Intangible assets, net	455,898	446,174
Other assets	12,650	10,323
Total assets	$803,256	$782,841

Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$10,697	$10,817
Accounts payable	33,981	29,338
Accrued compensation and related liabilities	65,747	61,214
Income taxes payable	10,402	10,659
Other accrued expenses and liabilities	52,197	52,187
Total current liabilities	173,024	164,215

Long-term debt	87,500	83,245
Deferred income taxes	36,486	38,256
Total liabilities	297,010	285,716

Total equity	506,246	497,125
Total liabilities and equity	$803,256	$782,841

CIBER, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
In thousands	2009	2010

Operating activities:
Consolidated net income	$4,297	$3,300
Adjustments to reconcile consolidated net income to net cash provided by (used in) operating activities:
Depreciation	3,025	2,999
Amortization of intangible assets	1,408	1,254
Share-based compensation	1,076	1,035
Working capital and other, net	(4,117)	(13,391)
Net cash provided by (used in) operating activities	5,689	(4,803)

Investing activities:
Acquisitions, net of cash acquired	(4,258)	—
Purchases of property and equipment, net	(3,163)	(3,046)
Net cash used in investing activities	(7,421)	(3,046)

Financing activities:
Employee stock purchases and options exercised	429	536
Purchases of treasury stock	(1,723)	(2,127)
Payments on long-term debt, net	(31,090)	(4,636)
Sales of common stock	23,215	—
Other, net	—	(448)
Net cash used in financing activities	(9,169)	(6,675)

Effect of foreign exchange rate changes on cash	(1,445)	(2,073)
Net decrease in cash and cash equivalents	(12,346)	(16,597)
Cash and cash equivalents, beginning of period	48,849	67,424
Cash and cash equivalents, end of period	$36,503	$50,827

Selected Financial Information

Unaudited Reconciliation of Non-GAAP and Segment Financial Measures

I.                EBITDA Reconciliation to Net Income ($ in thousands)

	Three Months Ended
	Mar. 31, 2009	Dec. 31, 2009	Mar. 31, 2010

Net income attributable to CIBER, Inc.	$4,265	$2,532	$3,525
Net income (loss) - noncontrolling interests	32	19	(225)
Consolidated net income	4,297	2,551	3,300
Income tax expense	2,416	1,772	2,000
Income before income taxes	6,713	4,323	5,300
Other expense, net	303	1,918	1,857
Operating income	7,016	6,241	7,157
Share-based compensation	1,076	777	1,035
Amortization	1,408	1,520	1,254
Depreciation	3,025	2,712	2,999
EBITDA	$12,525	$11,250	$12,445

II.            Reconciliation of Revenue Growth Components ($ in thousands)

Sequential Three Months Ended

Practices	Dec. 31, 2009	% Organic	% Acquired	% FX	% Total	Mar. 31, 2010

International	$96,432	0.5%	—%	-5.3%	-4.8%	$91,798

Custom Solutions	84,801	2.7	—	—	2.7	87,081

U.S. ERP	31,857	13.7	—	—	13.7	36,206

Federal	29,736	0.9	—	—	0.9	30,017

IT Outsourcing	19,428	-8.9	—	-0.5	-9.5	17,588

	$262,254	2.2%	—%	-2.0%	0.2%	$262,690

Year-Over-Year Three Months Ended

Practices	Mar. 31, 2009	% Organic	% Acquired	% FX	% Total	Mar. 31, 2010

International	$81,824	2.7%	—%	9.5%	12.2%	$91,798

Custom Solutions	99,438	-12.4	—	—	-12.4	87,081

U.S. ERP	29,322	23.5	—	—	23.5	36,206

Federal	28,789	4.3	—	—	4.3	30,017

IT Outsourcing	19,102	-8.8	—	0.9	-7.9	17,588

	$258,475	-1.4%	—%	3.0%	1.6%	$262,690

Note:  India operations are included in Custom Solutions.  International includes International eliminations and Custom Solutions includes all U.S. eliminations.

III.          Segment Operating Results Analysis

($ in thousands)

	Three Months Ended
	Mar. 31, 2009		Mar. 31, 2010
	$	%	$	%
Revenue

International	$81,824	32%	$91,798	35%

Custom Solutions	99,438	39	87,081	33

U.S. ERP	29,322	11	36,206	14

Federal	28,789	11	30,017	11

IT Outsourcing	19,102	7	17,588	7

Total	$258,475	100%	$262,690	100%

	Three Months Ended
	Mar. 31, 2009		Mar. 31, 2010
	$	%	$	%
EBITA

International	$3,910	5%	$4,099	5%

Custom Solutions	7,829	8	6,925	8

U.S. ERP	730	3	3,460	10

Federal	1,785	6	1,113	4

IT Outsourcing	(13)	(0)	(470)	(3)

Corporate	(5,817)	(2)	(6,716)	(3)

EBITA	8,424	3	8,411	3

Amortization	(1,408)	(0)	(1,254)	(0)

Operating Income	$7,016	3%	$7,157	3%

Note:  India operations are included in Custom Solutions.  International includes International eliminations and Custom Solutions includes all U.S. eliminations.

EBITA is measured as GAAP net income attributable to CIBER, plus net income (loss) - noncontrolling interests, plus income tax expense, amortization of intangible assets, and interest and other income (expense), net, all as reported in our consolidated statements of operations.

EBITDA is EBITA plus depreciation and share-based compensation.

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